CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Turnpoint Global, Inc.

 We consent to the use of our report dated June 6, 2011, with respect to the financial statements of Turnpoint Global, Inc. as of the years ended March 31, 2011 and 2010, to the reference to our firm under the caption “Experts”, included in the Post Effective Amendment to Form S-1 Registration Statement, filed by Turnpoint Global, Inc. dated February 1, 2012.

 /s/ M&K CPAS, PLLC

 Houston, Texas

February 1, 2012